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                                                                    EXHIBIT 99.2

               [LETTERHEAD OF COHEN & STEERS CAPITAL ADVISORS LLC]


January 10, 2003

Mr. Granger Cobb
President and Chief Executive Officer
Summerville Senior Living, Inc.
3000 Executive Parkway, Suite 530
San Ramon, CA 94583-4254


Dear Granger:

          I am responding on behalf of the Special Committee of the Board of Directors of ARV Assisted Living, Inc. (the "Company") to your letter of January 9, 2003. The Special Committee carefully considered Summerville's prior indications of interest in deciding to recommend the announced transaction with Prometheus. Among other factors, the Special Committee took into consideration each interested party's ability ultimately to consummate a transaction.

          In November 2002, the Special Committee requested that you provide additional information to explain how Summerville's proposed transaction could be completed in light of Prometheus' significant ownership stake in the Company. However, you have failed to provide any reasonable basis for the Special Committee to conclude that Summerville could consummate a transaction along the lines that you proposed. In light of this and other factors, the Special Committee concluded that the interests of the public stockholders would be best served by entering into the merger agreement with Prometheus.


                                               Sincerely,

                                               /s/ Bradley G. Razook

                                               Bradley G. Razook
                                               Managing Director

cc:  Mr. Richard Ackerman